LASER SHOW SYSTEMS INVESTMENTS, LTD.
39 Wetherby Mansions, Earls Court Square
London, SW5 9BH, ENGLAND

     WRITTEN RESOLUTION OF DIRECTORS PASSED PURSUANT
          TO REGULATION 93 OF TABLE A, AS ADOPTED BY THE
                  COMPANY AS ITS ARTICLES OF ASSOCIATION

     1.   That the following share transfers be and are hereby approved.

     From Valerios Boulgkakof to Light Management Group, Inc.
     From Vladimiros Volkov to Light Management Group, Inc.
     From Arkadi Rozenchtein to Light Management Group, Inc.

     2. That Share Certificates 3, 4 and 5 be canceled and a new certificate be issued under seal as followings:

                         Cert. No. 6    To Light Management Group, Inc.
                         Cert No. 7     To Light Management Group, Inc.


VOLKOV Vladimiros /s/ Vladimiros Volkov
Director

                    BOULGKAKOF Valerios /s/ Valerios Boulgkakof
Director

ROZENCHTEIN Arkadi /s/ Arkadi Rozenchtein
Director-Secretary

Dated March 2, 2000